April __, 2011

First Trust Exchange-Traded AlphaDEX(R) Fund
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187

Ladies and Gentlemen:

      It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares of each series of First Trust Exchange-Traded AlphaDEX(R) Fund ("Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

      The purpose of this letter agreement is to agree and acknowledge that the Funds listed on Exhibit A shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

                                         Very Truly Yours,

                                         FIRST TRUST PORTFOLIOS L.P.



                                         James A. Bowen
                                         Chief Executive Officer



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AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED ALPHADEX(R) FUND


James A. Bowen
President




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                                   EXHIBIT A

 FIRST TRUST EXCHANGE-TRADED ALPHADEX(R) FUND

 First Trust Mid Cap Growth AlphaDEX Fund                        April 19, 2012
 First Trust Mid Cap Value AlphaDEX Fund                         April 19, 2012
 First Trust Small Cap Growth AlphaDEX Fund                      April 19, 2012
 First Trust Small Cap Value AlphaDEX Fund                       April 19, 2012